Exhibit 10.2

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of January 2, 2009, by and between FTI Consulting, Inc., a Maryland corporation (“Company”), and Dennis J. Shaughnessy (“Executive”).

W I T N E S S E T H:

WHEREAS, Company and Executive entered into an Employment Agreement dated September 20, 2004, which was amended by Amendment No. 1 thereto dated as of April 23, 2007, and Amendment No. 2 thereto dated as of December 31, 2008 (collectively, the Employment Agreement and Amendment No. 1 and Amendment No. 2 thereto, are referred to herein as the “Agreement”); and

WHEREAS, Company and Executive desire to further amend certain terms and conditions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, Company and Executive hereby agree as follows:

1. Term of Employment. Section 2(a) “Term of Employment” of the Agreement is hereby amended and restated in its entirety as follows:

“Employment Term. Executive’s full-time employment under this Agreement will begin as of October 18, 2004 (the “Effective Date”) and continue for a term to and including January 2, 2012 (the “Employment Term”) or such earlier date as Executive’s employment terminates under Section 9.

2. Annual Salary and Transition Payment. Section 4(b) “During the Transition Period” of the Agreement is hereby amended to provide that during the Transition Period, in lieu of Base Salary, the amount that the Company will pay or cause to be paid to Executive in cash, in periodic installments not less frequently than monthly, will be $700,000 (the “Transition Payment”) for each year of the Transition Period.

3. Equity Grant. Section 6 “Employee Benefit Programs and Perquisites” of the Agreement is hereby amended to add new paragraph (d) as follows:

(d) In connection with, and in consideration of, this Amendment No. 3 to the Agreement, Executive will be awarded effective January 2, 2009 (the “Grant Date”) performance-based shares of restricted stock (the “Performance-Based Share Award”) with an equivalent value of $1,500,000, such number of shares of restricted stock to be determined by dividing (i) $1,500,000, by (ii) the closing price per share of common stock of the Company reported on the New York Stock Exchange for January 2, 2009 (the “Restricted Shares”). The Restricted Shares will be awarded out of available shares under the FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan, as amended (the “2006 Plan”). The performance goals, vesting and other terms and conditions of the Performance-Based Share Award shall be as set forth in Exhibit A to this Amendment and shall be subject to the terms and conditions of the Agreement, as amended, and the terms and conditions of the 2006 Plan and the applicable Performance-Based Restricted Stock Award Agreement under the 2006 Plan.

4. Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect.

5. Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Agreement.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the undersigned have signed this Amendment on the date first above written.

FTI CONSULTING, INC.

By:	/S/ ERIC B. MILLER
Name:	Eric B. Miller
Title:	Executive Vice President and General Counsel

EXECUTIVE

By:	/S/ DENNIS J. SHAUGHNESSY
Dennis J. Shaughnessy

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